EXHIBIT 99.03

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

20 June 2007

Shire plc AGM – 2007

Results of the Annual General Meeting

Shire plc held its Annual General Meeting today.  All resolutions were put to the meeting and approved on a show of hands. The proxy votes received for the meeting are set out below:
		For*	Against	Abstentions
1.	To receive the Companys’ accounts for the year ended 31 December 2006	447,172,037 (99.86%)	618,289 (0.14%)	344,753
2.	To re-elect Dr James Henry Cavanaugh as a director	438,104,602 (97.87%)	9,521,491 (2.13%)	508,986
3.	To re-elect Dr Barry John Price as a director	442,879,006 (98.94%)	4,746,232 (1.06%)	509,841
4.	To elect Ms Kathleen Anne Nealon as a director	445,691,229 (99.59%)	1,829,400 (0.41%)	614,450
5.	To elect Dr Jeffrey Marc Leiden as a director	446,606,331 (99.84%)	722,660 (0.16%)	806,088
6.	To re-elect Mr Matthew William Emmens as a director	443,368,069 (99.27%)	3,263,625 (0.73%)	1,503,385
7.	To re-elect Mr David John Kappler as a director	445,342,529 (99.58%)	1,866,620 (0.42%)	925,930
8.	To re-elect Mr Patrick Jean Marc Langlois as a director	445,769,759 (99.62%)	1,689,983 (0.38%)	675,337
9.	To re-appoint Deloitte & Touche LLP as Auditors	443,403,135 (99.19%)	3,642,175 (0.81%)	1,089,769
10.	To authorise the Audit Committee to determine the remuneration of the Auditors	445,398,735 (99.41%)	2,649,952 (0.59%)	86,392
11.	To approve the Directors’ Remuneration Report	409,534,456 (92.16%)	34,837,916 (7.84%)	3,762,707
12.	To authorise the allotment of shares	438,600,896 (98.07%)	8,651,326 (1.93%)	882,857
13.	To authorise the disapplication of pre-emption rights	445,430,893 (99.55%)	2,019,318 (0.45%)	684,868

Registered in England 5492592  Registered Office as above

14.	To authorise market purchases	447,306,882 (99.99%)	60,523 (0.01%)	767,674
15.	To authorise donations to EU political organisations and EU political expenditure	442,515,165 (99.31%)	3,095,982 (0.69%)	2,523,932
16.	To approve the rules of the 2007 Shire plc Employee Stock Purchase Plan	443,650,279 (99.29%)	3,168,294 (0.71%)	1,316,506

*  These figures include discretionary votes
** Abstentions are not counted in the proportion of votes “for” or “against”

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.